UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 1, 2008

PETROSOUTH ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-130673	20-8756823
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20333 State Highway 249, Suite 200 – 11, Houston, TX 77070-26133
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code	(281) 378-1563

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 1, 2008, we entered into a formal farmout agreement with Transco Oil & Gas, Inc. (“Transco”) relating to Transco’s leases on approximately 3,290 acres in Kern County, CA.  The plan under the farmout agreement is to drill the first test well in order to exploit the potential of two target horizons.  We will earn the entire interest in the properties once drilling is completed.

We are responsible for our pro rata share of the delay rentals on the leasehold.  Any additional leases to be acquired will be decided between both parties and costs to acquire new leases will be shared equally.

Transco will retain the 6% of the 8/8ths overriding royalty interests and 15% back-in working interests.  Transco will deliver to us, a 77% net revenue interest on the drill site acreage.  We will earn a 100% working interest in the first test well, which will become an 85% working interest.  We are responsible for 100% of the prospect acquisition, drilling, testing and completion costs for the first well.

A copy of the Farmout Agreement relating to the above transaction is attached hereto as exhibit 10.1 to this current report on Form 8-K. The foregoing summary of the agreement is qualified in its entirety by reference to such exhibit, which is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

10.1	Farmout Agreement “North Semitropic Prospect” dated February 1, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROSOUTH ENERGY CORP.

/s/ Fred Zaziski
Fred Zaziski
President and Director

Date: February 12, 2008